Exhibit 99.1
Imation Q2 2008 Revenue up 32.5 percent to $547.0 Million
Diluted EPS of $0.19 includes $0.07 per share of Restructuring Charges
Oakdale, MN (July 22, 2008) — Imation Corp. (NYSE:IMN) today released financial results for the second quarter ended June 30, 2008.
Highlights for Q2 include the following:
•	Revenue of $547.0 million was up 32.5 percent compared with Q2 2007 revenue of $412.8 million. Growth was driven by optical and consumer electronic products primarily due to the TDK Recording Media and Memcorp acquisitions which closed in Q3 2007.

•	Gross margin was 17.3 percent for the quarter, relatively unchanged from last year’s second quarter.

•	Q2 2008 operating income of $12.2 million and diluted earnings per share of $0.19 are compared with $2.6 million of operating loss and diluted loss per share of $0.04 in Q2 2007. Operating income in Q2 2008 included restructuring and other charges of $4.0 million or $0.07 per diluted share, compared with charges of $20.8 million, or $0.37 per share in Q2 2007.

•	Cash generated from operations for the quarter was $45.5 million compared to $9.3 million in Q2 2007. Approximately 269,000 shares were repurchased during the quarter for $7.0 million.
The Company also announced today further steps to optimize its manufacturing operation by focusing all tape coating in its Weatherford, OK plant. As a result, the Company will exit its Camarillo, CA facility and incur associated future restructuring and related charges of up to $20 million, the majority of which will be incurred in 2008 (see press release issued today: Imation Announces Further Manufacturing Optimization Steps).
Commenting on the results, Imation President and CEO Frank Russomanno said: “While we faced a challenging economic environment during the quarter, especially with our enterprise class customers, our broad product portfolio, multiple brands and global footprint enabled us to deliver an acceptable quarter with strong operational cash flows. U.S. and Europe were weak especially in magnetic tape; however, we saw strong results in Asia Pacific most notably in Japan and also in Latin America. We also were pleased with our improved margins in optical and flash products, which offset pressure resulting from declines in higher margin tape products.”

“Our tape media business experienced continued softness in the quarter driven by declines in legacy data center and entry level formats. We expect this trend to continue. This morning we announced another step in our strategy to optimize the magnetic tape business and maintain our leadership position as we shift all coating operations to our facility in Weatherford. This will result in the exit of our Camarillo coating operation by year-end.”
“We saw growth in optical media driven by our acquisition of the TDK recording media business. Our multi- brand strategy is working as it is enabling us to gain share and improve profitability in an overall declining market. For example, TDK Life on Record has now become the leading optical media brand in Japan.”
“Our consumer electronics and accessories business posted strong performance during the quarter and is well positioned for the busy year-end season. We also have a focused effort to expand this business initially in North America. Our recent acquisition of XtremeMac further strengthens our brand and product portfolio and adds a new dimension of product design in consumer electronics and related accessories, especially for Apple enthusiasts. This acquisition is another building block in our strategy as we build a portfolio of strong brands that resonate with consumers.”
“We have adjusted our 2008 outlook reflecting the restructuring and related costs associated with our plant exit announced today. Excluding these impacts, we remain committed to our previously communicated 2008 outlook though we are aware of increasing concerns about possible further economic weakness near term. We will continue to closely monitor the external environment and its possible impact on our business as we head into the critical second half,”. (See 2008 Business Outlook at the end of this release.)
“The results for the second quarter reflect the initial benefits of our strategy and our operational discipline, further reinforcing our confidence in the long-term value of our strategic direction.” Russomanno concluded.
A teleconference is scheduled for 9:00 AM Central Daylight Time today, July 22, 2008. (See Webcast and Replay Information at the bottom of this release).
Q2 and YTD 2008 and 2007 Financial Highlights

(Dollars in millions, except per share amounts)	Q2 08	Q2 07	YTD 08	YTD 07
Net Revenue	$547.0	$412.8	$1,077.9	$834.7
Gross Profit	$94.9	$72.5	$193.6	$154.3
% of Revenue	17.3%	17.6%	18.0%	18.5%
SG&A	$72.7	$44.7	$144.6	$89.9
% of Revenue	13.3%	10.8%	13.4%	10.8%
R&D	$6.0	$9.6	$12.6	$22.0
% of Revenue	1.1%	2.4%	1.2%	2.6%
Restructuring and Other	$4.0	$20.8	$4.7	$21.4
Operating Income (Loss)	$12.2	$(2.6)	$31.7	$21.0
% of Revenue	2.2%	-0.6%	2.9%	2.5%
Net Income	$7.2	$(1.4)	$18.2	$14.3
Diluted Earnings per Share	$0.19	$(0.04)	$0.48	$0.41
Operating Cash Flows	$45.5	$9.3	$78.3	$15.5

Reconciliation of GAAP to Adjusted Results

	Q2 08		Q2 07
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As Reported — GAAP	$12.2	$0.19	$(2.6)	$(0.04)
Restructuring and other	4.0	0.07	20.8	0.37

Adjusted — Non-GAAP	$16.2	$0.26	$18.2	$0.33

	YTD 08		YTD 07
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As Reported — GAAP	$31.7	$0.48	$21.0	$0.41
Restructuring and other	4.7	0.11	21.4	0.37

Adjusted — Non-GAAP	$36.4	$0.59	$42.4	$0.78
Comparison of GAAP to Non-GAAP Financial Measures
The Non-GAAP financial measurements are provided to assist in understanding the impact of restructuring and other charges on our actual results of operations when compared with prior periods. We believe that adjusting for these items will assist investors in making an evaluation of our performance on a comparable basis against prior periods. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
     Net Revenue was $547.0 million, up 32.5 percent from Q2 2007 of $412.8 million, driven by the TDK recording media and Memcorp acquisitions which closed in Q3 2007. Our Americas region revenue totaled $190 million in the quarter, down 17 percent from last year. The additional revenue from the TDK recording media business acquisition was more than off-set by declines in other areas. European revenue grew 46 percent and totaled $185 million with growth driven by our TDK recording media business and the GDM joint venture. Asia Pacific revenue totaled $113 million, up nearly 100 percent over last year driven by TDK recording media revenue especially in Japan. Revenue from the Electronic Products segment, the operating segment resulting from the Memcorp acquisition, was 10.6 percent of total revenue in the quarter. The Q2 2008 total revenue growth as compared with Q2 2007 was generated by overall volume growth including the impact of the acquisitions of approximately 34 percent and favorable currency impact of six percent, partially offset by price erosion of approximately seven percent. For the six-month period ended June 30, 2008, revenue was $1,077.9 million, up 29.1 percent from revenue of $834.7 million for the comparable period last year driven primarily by the TDK recording media and Memcorp acquisitions.
     Gross Margin of 17.3 percent in the current quarter was relatively unchanged from 17.6 percent in Q2 2007.
     Selling, General & Administrative (SG&A) spending was $72.7 million or 13.3 percent of revenue, compared with $44.7 million or 10.8 percent of revenue in Q2 2007. The increase in expense from Q2 2007 was due to several factors including the addition of expenses and intangible asset amortization from acquired businesses as well as spending for acquisition integration and incremental brand investments. These items were partially offset by synergies achieved to date from acquisition integration as well as spending declines elsewhere.

     Research & Development (R&D) spending was $6.0 million or 1.1 percent of revenue, compared with $9.6 million or 2.4 percent of revenue reported in Q2 2007. The favorable comparisons were primarily due to savings from restructuring actions initiated in the second quarter of 2007 as the Company focuses its R&D activities primarily on development of new magnetic tape formats.
     Restructuring and Other Charges of $4.0 million were recorded in the second quarter of 2008 compared with charges of $20.8 million in the second quarter of 2007. These charges related to costs from our previously announced restructuring programs.
     Operating Income for the quarter of $12.2 million included restructuring and other charges of $4.0 million, compared with an operating loss of $2.6 million including restructuring and other charges of $20.8 million in Q2 2007. Excluding restructuring and other charges noted above, operating income would have been $16.2 million in Q2 2008 as compared with $18.2 million in Q2 2007 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Non-Operating Income/Expense and Income Taxes: Non-operating expense of $1.6 million in Q2 2008 is compared with $0.7 million of non-operating income in Q2 2007 due primarily to a reduction in interest income. The effective tax rate in Q2 2008 was 32.1 percent compared with 26.3 percent in Q2 2007 which included tax benefits associated with restructuring and other charges in Q2 2007.
     Diluted Earnings per Share was $0.19 for Q2 2008 compared with a $0.04 loss per diluted share for Q2 2007. Adjusting for the above noted impacts of restructuring and other charges, diluted earnings per share would have been $0.26 for Q2 2008 compared with $0.33 for Q2 2007 (see table entitled Reconciliation of GAAP to Adjusted Results above).
     Cash Flow, Working Capital and Balance Sheet: Ending cash and cash equivalents totaled $117.7 million as of June 30, 2008. Cash flow from operations for Q2 2008 was $45.5 million, driven by earnings and improvements in working capital. During the quarter we repurchased approximately 269,000 shares of common stock for $7.0 million and paid dividends of $6.0 million. We also paid $7.0 million to acquire XtremeMac. Capital spending was $4.1 million and depreciation and amortization was $12.7 million for the quarter.
2008 Business Outlook
This business outlook, except where noted, is unchanged from the outlook issued in January 2008, and is subject to the risks and uncertainties described below.
•	Revenue is targeted at approximately $2.4 billion, representing growth of approximately 16 percent over 2007.

•	Operating income, including restructuring and other charges, is targeted to be in the range of $80 million to $90 million. We anticipate restructuring and other charges to be in the range of $17 million to $22 million for 2008. This change in outlook is the result of the anticipated 2008 restructuring and related charges of $13 million to $16 million associated with the manufacturing restructuring announced today. Previously, operating income was targeted to be in the range of $95 million to $105 million with restructuring and other charges in the range of $4 million to $6 million for 2008. Our outlook for operating income excluding restructuring and related charges is unchanged.

•	Diluted earnings per share is targeted between $1.26 and $1.43 which includes the negative impact of approximately $0.33 from restructuring and related charges. This outlook reflects the restructuring and related charges discussed above. Previously, diluted earnings per share was targeted between $1.51 and $1.68 which included the negative impact of approximately $0.08 from restructuring and other charges. Our outlook for diluted earnings per share excluding the impacts of restructuring and related charges is unchanged.

•	Capital spending is targeted in the range of $15 million to $20 million.

•	The tax rate is anticipated to be in the range of 35 percent to 37 percent, absent any one-time tax items that may occur in the future.

•	Depreciation and amortization expense is targeted in the range of $48 million to $52 million.
Webcast and Replay Information
A webcast of Imation Corp.’s second quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on July 22, 2008 until 5:00 PM Central Daylight Time on July 28, 2008 by dialing 866-837-8032 (access code 1249095). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
Imation is a leading global marketer of brands and developer of products in digital storage and audio and video electronics. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully integrate our recent acquisitions and achieve the anticipated benefits, including synergies, in a timely manner; our ability to successfully manage multiple brands globally; our ability to successfully defend our intellectual property rights; continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; our ability to meet our revenue growth and cost reduction targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and to realize the benefits expected from the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; the competitive pricing environment and its possible impact on profitability and inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation, including the pending Philips litigation; our ability to secure adequate supply of certain high demand products at acceptable prices; the ready availability and price of energy and key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products; the possibility that our goodwill or other assets may become impaired, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenue	$547.0	$412.8	$1,077.9	$834.7
Cost of goods sold	452.1	340.3	884.3	680.4

Gross profit	94.9	72.5	193.6	154.3

Selling, general and administrative	72.7	44.7	144.6	89.9
Research and development	6.0	9.6	12.6	22.0
Restructuring and other	4.0	20.8	4.7	21.4

Total	82.7	75.1	161.9	133.3

Operating income (loss)	12.2	(2.6)	31.7	21.0

Other (income) and expense
Interest income	(0.7)	(2.5)	(1.6)	(5.0)
Interest expense	0.3	0.3	1.0	0.6
Other, net	2.0	1.5	3.4	2.2

Total	1.6	(0.7)	2.8	(2.2)

Income before income taxes	10.6	(1.9)	28.9	23.2

Income tax provision (benefit)	3.4	(0.5)	10.7	8.9

Net income (loss)	$7.2	$(1.4)	$18.2	$14.3

Earning per common share
Basic	$0.19	$(0.04)	$0.48	$0.41
Diluted	$0.19	$(0.04)	$0.48	$0.41

Weighted average shares outstanding
Basic	37.4	34.9	37.6	34.9
Diluted	37.5	34.9	37.7	35.3

Cash dividend paid per common share	$0.16	$0.16	$0.32	$0.30

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$117.7	$135.5
Accounts receivable, net	394.7	507.1
Inventories, net	346.3	366.1
Other current assets	111.8	109.9

Total current assets	970.5	1,118.6

Property, plant and equipment, net	163.1	171.5
Intangible assets, net	366.5	371.0
Goodwill	60.7	55.5
Other assets	36.2	34.4

Total assets	$1,597.0	$1,751.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$287.1	$350.1
Accrued payroll	15.8	13.5
Other current liabilities	197.2	257.3
Current maturities of long-term debt	—	10.0

Total current liabilities	500.1	630.9

Other liabilities	44.8	45.0
Long-term debt, less current maturities	—	21.3

Shareholders’ equity	1,052.1	1,053.8

Total liabilities and shareholders’ equity	$1,597.0	$1,751.0

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	June 30, 2008		June 30, 2007
	Rev $	% Total	Rev $	% Total	% Change
Americas	190.2	34.8%	229.4	55.6%	-17.1%
Europe	185.3	33.9%	126.7	30.7%	46.3%
Asia Pacific	113.3	20.7%	56.7	13.7%	99.8%
Electronic Products	58.2	10.6%	—	NM	NM

Total	547.0	100.0%	412.8	100.0%

	Rev $	% Total	Rev $	% Total
Optical products	264.3	48.3%	192.6	46.7%	37.2%
Magnetic products	166.4	30.4%	150.4	36.4%	10.6%
Flash media products	27.0	4.9%	42.8	10.4%	-36.9%
Electronic products, accessories and other	89.3	16.3%	27.0	6.5%	230.7%

Total	547.0	100.0%	412.8	100.0%

	Op Inc $	OI %	Op Inc (Loss) $	OI %
Americas	17.5	9.2%	22.1	9.6%	-20.8%
Europe	7.2	3.9%	7.9	6.2%	-8.9%
Asia Pacific	8.0	7.1%	4.0	7.1%	100.0%
Electronic Products	0.6	NM	—	NM	NM
Corp/Unallocated (1)	(21.1)	NM	(36.6)	NM	NM

Total	12.2	2.2%	(2.6)	-0.6%

	Six months ended		Six months ended
	June 30, 2008		June 30, 2007
	Rev $	% Total	Rev $	% Total	% Change
Americas	404.9	37.6%	444.5	55.6%	-8.9%
Europe	361.4	33.5%	269.4	30.7%	34.1%
Asia Pacific	227.6	21.1%	120.8	13.7%	88.4%
Electronic Products	84.0	7.8%	—	NM	NM

Total	1,077.9	100.0%	834.7	100.0%

	Rev $	% Total	Rev $	% Total
Optical products	525.9	48.8%	385.3	46.2%	36.5%
Magnetic products	344.5	32.0%	312.8	37.5%	10.1%
Flash media products	53.9	5.0%	78.5	9.4%	-31.3%
Electronic products, accessories and other	153.6	14.2%	58.1	6.9%	164.4%

Total	1077.9	100.0%	834.7	100.0%

	Op Inc $	OI %	Op Inc $	OI %
Americas	41.3	10.2%	46.6	10.5%	-11.4%
Europe	12.9	3.6%	19.0	7.1%	-32.1%
Asia Pacific	15.7	6.9%	10.4	8.6%	51.0%
Electronic Products	(2.1)	NM	—	NM	NM
Corp/Unallocated (1)	(36.1)	NM	(55.0)	NM	NM

Total	31.7	2.9%	21.0	2.5%

NM — Not meaningful

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense and restructuring and other expense that are not allocated to the segments we serve. We believe this avoids distorting the operating income for the segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2008	2007	2008	2007
Gross Profit	$94.9	$72.5	$193.6	$154.3
Gross Margin %	17.3%	17.6%	18.0%	18.5%
Operating Income (Loss)	$12.2	$(2.6)	$31.7	$21.0
Operating Income %	2.2%	-0.6%	2.9%	2.5%
Capital Spending	$4.1	$4.0	$6.5	$9.4
Depreciation	$6.7	$7.0	$13.4	$14.0
Amortization	$6.0	$3.5	$11.9	$7.0
Tax Rate %	32%	26%	37%	38%
Asset Utilization Information *

	June 30,	December 31,
	2008	2007
Days Sales Outstanding (DSO)	61	64
Days of Inventory Supply	66	65
Debt to Total Capital	0.0%	3.0%

Other Information

Approximate employee count as of June 30, 2008:		1,950
Approximate employee count as of December 31, 2007:		2,250
Book value per share as of June 30, 2008:		$28.21
Shares used to calculate book value per share (millions):		37.3

Imation repurchased approximately 269,000 shares of its stock in the second quarter of 2008 for $7.0 million. Authorization for repurchase of 2.3 million shares remains outstanding as of June 30, 2008.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.